Exhibit 10.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This Amendment No. 3 to Credit Agreement (this “Amendment”) dated as of May 12, 2008, is made among ATS CORPORATION, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), each of the Lenders signatory hereto and each of the Guarantors signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of June 4, 2007 (as amended by Amendment No. 1 to Credit Agreement dated as of June 29, 2007, Amendment No. 2 to Credit Agreement, Limited Consent and Agreement to Increase Commitments dated as of November 9, 2007, as amended by this Amendment and as from time to time hereafter further amended, restated, supplemented or otherwise modified, the “Credit Agreement”; capitalized terms used in this Amendment not otherwise defined herein shall have the definition given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a revolving credit facility, including a letter of credit subfacility; and

WHEREAS, each of the Guarantors has entered into a Guaranty pursuant to which it has guaranteed the payment and performance of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that it desires to amend certain provisions of the Credit Agreement as set forth below and the Administrative Agent and the Lenders signatory hereto are willing to effect such amendment on the terms and conditions contained in this Agreement; and

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Borrower made herein, the Credit Agreement is hereby amended as follows:

(a)                          Section 1.01 of the Credit Agreement is amended to add the following defined term thereto:

“Net Cash Proceeds” means with respect to the sale of any Equity Interests by the Borrower or any of its Subsidiaries, or the exercise or conversion of any warrants, options or rights with respect to such Equity Interests, the excess of (i) the sum of the cash and cash equivalents received in connection therewith over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Person in connection therewith.

(b)                         Section 1.01 of the Credit Agreement is amended by replacing the definitions of “Applicable Rate” and “Coverage Adjustment Amount” in their entirety with the following definitions:

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(b)(i):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Unused Fee	LIBOR Monthly Floating Rate and Letter of Credit Fee
1	Less than or equal to 2.00 to 1.00	0.200%	2.000%
2	Less than or equal to 2.50 to 1.00, but greater than 2.00 to 1.00	0.250%	2.250%
3	Less than or equal to 3.00 to 1.00, but greater than 2.50 to 1.00	0.250%	2.750%
4	Greater than 3.00 to 1.00	0.375%	3.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) (each such day, an “Applicable Rate Change Date”); provided, however, that if a Compliance Certificate is not delivered  when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered; provided further that notwithstanding the Coverage Adjustment Amount then in effect, if at any date a Coverage Adjustment Amount equal to $0 would result in the Borrower’s failure to comply with Section 6.12(a) then Pricing Level 4 shall apply as of such date until such time as the Borrower has demonstrated that a Coverage Adjustment Amount equal to $0 would not result in such non-compliance.

“Coverage Adjustment Amount” means, with respect to any date occurring during each period set forth below, an amount equal to the amount set forth below opposite such period, but subject to adjustment pursuant to Section 6.10:

Period	Coverage Adjustment Amount
December 31, 2007 through May 31, 2008	$9,250,000
June 1, 2008 through August 31, 2008	$7,500,000
September 1, 2008 through February 28, 2009	$6,500,000
March 1, 2009 through May 31, 2009	$5,500,000
June 1, 2009 through August 31, 2009	$3,500,000
September 1, 2009 through November 30, 2009	$1,500,000
December 1, 2009 and thereafter	$0

provided, however, each of the Coverage Adjustment Amounts set forth in the table above shall be reduced by (i) the amount of any mandatory prepayment required to be made by Sections 2.05(d) and (e), and (ii) the Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection with the Borrower’s Early Warrant Exercise Program effective as of April 8, 2008.

(c)                                 Section 1.01 of the Credit Agreement is amended by adding the following sentence to the end of the definition of “Consolidated Cash Flow”:

“Amounts included in the calculation of Consolidated Cash Flow under clause (b) above for losses from discontinued operations and extraordinary items and clause (c) above for other non-cash charges shall be subject to the approval of such items by the Administrative Agent.”

(d)                                Section 1.01 of the Credit Agreement is amended by adding the following sentence to the end of the definition of “Consolidated EBITDA”:

“Amounts included in the calculation of Consolidated EBITDA under clause (b) above for losses from discontinued operations and extraordinary items and clause (e) above for other non-cash charges shall be subject to the approval of such items by the Administrative Agent.”

(e)                                 Section 2.05 of the Credit Agreement is amended by adding new subsections (d) and (e) thereto as follows:

“(d)                     Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (including, without limitation, any conversion or exercise by any Person of any warrants, options or rights with respect to any such Equity Interests other than in connection with the Borrower’s Early Warrant Exercise Program effective as of April 8, 2008, but not including any sales or issuances of Equity Interests to the Borrower or any Guarantor), the Borrower shall prepay an aggregate principal amount of Loans equal to (i) at any time the Consolidated Leverage Ratio is less than or equal to 2.50 to 1.00 (before giving effect to any prepayment required by this Section 2.05(d)), 50% of the Net

Cash Proceeds of such sale or issuance and (ii) at any time the Consolidated Leverage Ratio is greater than 2.50 to 1.00 (before giving effect to any prepayment required by this Section 2.05(d)), 100% of the Net Cash Proceeds of such sale or issuance.

(e)                                  Upon the receipt by the Borrower or any of its Subsidiaries of any funds held in an escrow or similar arrangement in connection with, or pursuant to any document related to, any Acquisition (“Escrowed Funds”), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the amount of such Escrowed Funds.”

(f)                                   Section 6.01(d) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

“(d)                           as soon as available, but in any event within 30 days after the end of each month, an accounts receivable aging report and accounts payable aging report for the Borrower and each Subsidiary;”

(g)                                Section 6.02(a) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

“(a)                            beginning with such financial statements for the fiscal year of the Borrower ending December 31, 2008, concurrently with the delivery of the financial statements referred to in Section 6.01(a) a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under any financial covenant contained in this Agreement or, if any such Default shall exist, stating the nature and status of such event;”

(h)                                Section 6.02(b) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

“(b)                           concurrently with the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate in the form attached hereto as Exhibit D-1 and (ii) the reports referred to in Section 6.01(d), a duly completed Compliance Certificate in the form attached hereto as Exhibit D-2, in each case signed by the chief executive officer, chief financial officer, treasurer or controller of Borrower;”

(i)                                    Section 6.12 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

“6.12                 Financial Covenants.

(a)                                  Consolidated Asset Coverage Ratio.  Maintain a Consolidated Asset Coverage Ratio of not less than 1.00 to 1.00 at all times.  This ratio will be reported at the end of each month.”

(b)                                 Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio at any time during any period set forth below not exceeding the ratio set forth opposite such period.  This ratio will be reported at the end of each reporting period for which this Agreement requires the Borrower to deliver financial statements (pursuant to Sections 6.01(a), 6.01(b) or 6.01(f), as applicable), using the results of the twelve-month period ending with that reporting period (except as otherwise provided in Section 1.07(c)).

Period	Consolidated Leverage Ratio
March 31, 2008 through June 29, 2008	4.25 to 1.00
June 30, 2008 through September 29, 2008	4.00 to 1.00
September 30, 2008 through December 30, 2008	3.75 to 1.00
December 31, 2008 and thereafter	3.50 to 1.00

(c)                                  Consolidated Fixed Charge Coverage Ratio.  Maintain at all times a Consolidated Fixed Charge Coverage Ratio of not less than 1.30 to 1.00.  This ratio will be reported at the end of each reporting period for which this Agreement requires the Borrower to deliver financial statements (pursuant to Sections 6.01(a), 6.01(b) or 6.01(f), as applicable), using the results of the twelve-month period ending with that reporting period (except as otherwise provided in Section 1.07(c)).

(d)                                 Minimum Consolidated EBITDA.  Maintain Consolidated EBITDA for each fiscal quarter set forth below in an amount not less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Minimum Consolidated EBITDA
Fiscal quarter ending March 31, 2008	$3,200,000
Fiscal quarter ending June 30, 2008	$2,750,000
Fiscal quarter ending September 30, 2008	$3,000,000
Fiscal quarter ending December 31, 2008	$2,600,000

(j)                                    Section 7.07 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

“7.07                 Acquisitions.  Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are (i) the provision of services primarily in the governmental contracting field, or (ii) substantially the same as one or more line or lines of business conducted by Borrower and its Subsidiaries, or substantially related or incidental thereto, (b) no Default or Event of Default shall have occurred and be continuing and the representations and warranties contained in Section 5.06 shall be true and correct, in each case, immediately prior to and immediately after giving effect to such Acquisition, (c) the Cost of Acquisition is less than $10,000,000, (d) the Person acquired shall be a wholly-owned Subsidiary, or be merged into the Borrower, a Guarantor or any wholly-owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquirer shall be the Borrower, a Guarantor or any wholly-owned Subsidiary), (e) after giving effect to such Acquisition, the aggregate Costs of Acquisition incurred during the fiscal year in which such Acquisition is made shall not exceed $20,000,000, and (f) immediately after giving effect to any such Acquisition the difference between the Aggregate Commitments and the Total Outstandings shall not be less than $5,000,000; provided that, prior to effecting any such transaction, the Borrower shall have furnished to Agent (i) pro forma historical financial statements as of the end of the most recently completed fiscal year of the Borrower and most recent interim fiscal quarter, if applicable, giving effect to such Acquisition and (ii) a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 6.01(a) or (b) giving effect to such Acquisition, which certificate shall demonstrate that immediately after giving effect to such Acquisition (including,  without limitation, any Borrowings related thereto)  (A) the Consolidated Leverage Ratio would not exceed 2.50 to 1.00, and (B) no Default or Event of Default would then exist.  Each Acquisition complying with the terms of this Section 7.07, or otherwise consented to by the Required Lenders in writing is referred to herein as a “Permitted Acquisition.”  The parties acknowledge that the Borrower may from time to time seek the consent of the Required Lenders to an Acquisition that does not conform to the requirements of this Section 7.07, provided that the Required Lenders shall have no obligation to give such consent.”

(k)                                 The existing Exhibit D-1 and Exhibit D-2 to the Credit Agreement are deleted in their entirety and Exhibit D-1 and Exhibit D-2 attached hereto, respectively, are inserted in lieu thereof.

2.                                       Consent to 2007 Fiscal Year End Consolidated EBITDA and Consolidated Cash Flow Calculations.  Solely for the purpose of calculating Consolidated EBITDA and Consolidated Cash Flow for the fiscal year of the Borrower ending December 31, 2007, the Administrative Agent hereby consents to and accepts the calculations by the Borrower thereof as each is set forth in that certain Compliance Certificate dated as of March 17, 2008 and delivered by the Borrower to the Administrative Agent in connection with such fiscal year end pursuant to Section 6.02(b) of the Credit Agreement other than the adjustments reflected in each such calculation for the “Nashville loss” and “PBGC loss” (as each of those items is set forth by the Borrower in such Compliance Certificate).

3.                                       Effectiveness; Conditions Precedent.  The amendments, consents and acceptances set forth in Sections 1(c),  (d) and (g) and Section 2 of this Amendment shall be effective as of December 31, 2007, and all other amendments contained in this Amendment shall be effective as of March 31, 2008, in each case upon the satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent shall have received each of the following documents or instruments in form and substance acceptable to the Administrative Agent:

(i)            one or more counterparts of this Amendment, duly executed by the Borrower and each Guarantor; and

(ii)           such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Administrative Agent shall reasonably request.

(b)                                 All upfront, amendment or modification fees due to the Lenders, together with all other fees and expenses payable to the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

4.                                       Consent of the Guarantor.  Notwithstanding that such consent is not required by the Loan Documents, the Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation the continuation of such Person’s payment and performance obligations and the effectiveness and priority of any Liens granted thereunder, in each case upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of such Loan Documents against such Person in accordance with its terms.

5.                                       Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and such Lenders as follows:

(a)                                  The representations and warranties made by it in Article V of the Credit Agreement, and by each Loan Party in each of the Loan Documents to which such Loan Party is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date;

(b)                                Since the date of the most recent financial reports of the Borrower delivered pursuant to Section 6.01 of the Credit Agreement, no act, event, condition or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;

(c)                                 The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

(d)                                This Amendment has been duly authorized, executed and delivered by the Borrower and the Guarantor and constitutes a legal, valid and binding obligation of such Persons, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(e)                                 No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

6.                                       Entire Agreement.  This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof.  None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

7.                                       Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

8.                                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

9.                                       Governing Law; Jurisdiction, Etc.  This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, and shall be further subject to the provisions of Section 10.13 of the Credit Agreement.

10.                                 Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

11.                                 References.  All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

12.                                 Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Administrative Agent and each Lender, and their respective successors and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

ATS CORPORATION

By:	/s/ Pamela A. Little
Name:	Pamela A. Little
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Anne M. Zeschke
Name:	Anne M. Zeschke
Title:	Assistant Vice President

LENDERS:

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Michael D. Brannan
Name:	Michael D. Brannan
Title:	Senior Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Owen B. Burman
Name:	Owen B. Burman
Title:	Vice President

GUARANTOR:

ADVANCED TECHNOLOGY SYSTEMS, INC.

By:	/s/ Pamela A. Little
Name:	Pamela A. Little
Title:	Chief Financial Officer